FIRST AMENDED AND RESTATED
OPERATING AGREEMENT
OF
CACTUS PRECIOUS METALS LLC
A COLORADO LIMITED LIABILITY COMPANY
EFFECTIVE AS OF NOVEMBER _26,2003

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING
AGREEMENT HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER FEDERAL
OR STATE SECURITIES LAWS. THE MEMBERSHIP INTERESTS MAY NOT BE
OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS SO
REGISTERED OR QUALIFIED OR UNLESS AN EXEMPTION EXISTS, THE
AVAILABILITY OF WHICH IS TO BE ESTABLISHED BY AN OPINION OF
COUNSEL SATISFACTORY TO THE COMPANY.

This Operating Agreement is made and entered into this __26 day of November, 2003, by and among the Members whose signatures appear on the signature page hereof and the Company, by its Managers, James D. Frank and Robert A. Prescott.

WHEREAS, the undersigned include all of the Members of the Company prior to the date hereof, and

WHEREAS, such Members have unanimously agreed to admit Pan American Gold Corporation., a Nevada corporation as a Class B Member upon the signature of this Operating Agreement by its sole Director and President, J. Graham Douglas, and contribution of $90,000 to the capital of the Company, and

WHEREAS, the Members desire to add a transfer by a Member to Pan American Gold Corporation, a Nevada corporation, of which J. Graham Douglas is the President and sole Director, to the list of Permitted Transfers under Section 11.2.

NOW THEREFORE, the Members hereby amend the operating agreement and restate the entire amended operating agreement as follows:

COVENANTS

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article 1 - DEFINITIONS

The following capitalized terms used in this Operating Agreement shall have the following meanings:

1.1 "Act" shall mean the Colorado Limited Liability Company Act as the same exists on the date hereof and as may be amended from time to time.

1.2 "Adjusted Capital Contributions" of an Equity Owner shall mean an amount equal to such Equity Owner's Capital Contributions, if any, made pursuant to Article 8, less any Distributions made to such Equity Owner.

1.3 "Affiliate" shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent or more of the outstanding Voting Interests of such Person, (iii) any officer, director, manager, trustee, or general partner of such Person, (iv) any Person who is an officer, director, manager, trustee, general partner, or holder of ten percent or more of the Voting Interests of any Person described in clauses (i) through (iii) of this sentence, (v) a member of the Family of such Person, or (vi) any Person directly or indirectly controlled by or under common control with a member of the Family of such Person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.4 "Articles of Organization" shall mean the Articles of Organization of the Company as filed with the Colorado Secretary of State on September 30, 2002, as the same may be amended from time to time.

1.5 "Capital Account" as of any given date shall mean the Capital Contribution to the Company by an Equity Owner as adjusted up to the date in question pursuant to Article 8.

1.6 "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by an Equity Owner whenever made. "Initial Capital Contribution" shall mean the initial Capital Contribution of an Equity Owner to the capital of the Company pursuant to this Operating Agreement.

1.7 "Class A Members" shall mean those Persons designated in Section 4.1.

1.8 "Class B Members" shall mean those Persons designated in Section 4.3.

1.9 "Class C Members" shall mean those persons admitted as Class C Members pursuant to section 12.1(b), the names, addresses, facsimile numbers, and units of which shall be added to Schedule 4.5 attached here to and incorporated by reference herein, by an amendment to this operating agreement pursuant to Section 14.6.

1.10 "Code" shall mean the Internal Revenue Code of 1986. Any reference to a specific section of the Code shall be to such section in effect as of the date of this Operating Agreement, or, if such referenced section is subsequently amended or superseded, to the corresponding section of the Code that so amends or supersedes the referenced section of the Code.

1.11 "Company" shall mean Cactus Precious Metals LLC.

1.12 "Deadlock" shall mean a situation in which (a) either (i) a vote of the Managers is evenly split, and a majority vote of the Managers is required thereon or (ii) a sufficient number of Managers refuse to vote on two consecutive matters and (b) irreparable injury to the Company is threatened or the business and affairs of the Company can no longer be conducted to the advantage of the Members generally as a result thereof.

1.13 "Default Rate" shall mean a floating interest rate equal to five percentage points higher than the Prime Rate on the applicable date.

1.14 "Deficit Capital Account" shall mean with respect to any Equity Owner, the deficit balance, if any, in such Equity Owner's Capital Account as of the end of the taxable year, after giving effect to the adjustments set forth in Section 8.5(e). This definition of Deficit Capital Account is intended to comply with the provisions of Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 of the Treasury Regulations, and will be interpreted consistently with those provisions.

1.15 "Depreciation" shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code or the Treasury Regulations with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

1.16 "Distributable Cash" shall mean all cash and cash equivalents received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; and (iii) such Reserves as the Managers reasonably deem necessary for the proper operation of the Company's business.

1.17 "Distribution" shall mean any transfer of Company money or other property including, without limitation, the capital of the Company, to an Equity Owner on account of an Economic Interest, regardless of whether the transfer occurs during the operation of the Company, on Liquidation of the Company, in exchange for the Member's interest, or otherwise.

1.18 "Economic Interest" shall mean an Equity Owner's share of one or more of the Company's Net Profits, Net Losses and Distributions pursuant to this Operating Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

1.19 "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member.

1.20 "Enforceable Obligation" shall mean an obligation designated as an Enforceable Obligation in Section 8.1, 8.2 or 8.3.

1.21 "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, foundation, business trust, cooperative or association or any foreign trust or foreign business organization.

1.22 "Equity Owner" shall mean an Economic Interest Owner or a Member.

1.23 "Family" of a Person shall mean such Person's spouse, parent or children.

1.24 "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year, unless otherwise required by the Code or the Treasury Regulations or pursuant to election made thereunder.

1.25 "Gift" shall mean to make a gift, to bequeath or to otherwise transfer for no consideration, whether or not by operation of law. For purposes of this Operating Agreement, a Transfer of an asset to a bankruptcy trustee or a bankruptcy estate shall not be considered a Gift.

1.26 "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, subject to the following:

(a) The initial Gross Asset Value of property contributed shall be as set forth in Section 8.4;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values, as reasonably determined by the Managers, as of the following times: (i) the acquisition of an additional interest by any new or existing Equity Owner in exchange for more than a de minimis contribution of property (including money); (ii) the Distribution by the Company to an Equity Owner of more than a de minimis amount of property as consideration for an Ownership Interest; and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative interests of the Equity Owners in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Equity Owner shall be adjusted to equal the fair market value of such asset on the date of Distribution as reasonably determined by the distributes and the Managers, provided that, if the distributes is a Manager, the determination of the fair market value of the distributed asset shall require the Unanimous Consent of the Members (determined without regard to the Voting Interest of the distributes Member); and

(d) The Gross Asset Values of Company assets shall be 'increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-

1(b)(2)(iv)(m) of the Treasury Regulations, Section 8.5 of this Operating Agreement and subparagraph (d) under the definition of Net Profits and Net Losses. However, the Gross Asset Values of Company assets shall not be adjusted pursuant to the foregoing sentence, to the extent the Managers reasonably determine that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to the foregoing sentence.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

1.27 "Liquidation" shall mean the termination of the Company under Section 708(b)(1) of the Code or the cessation of the Company as a going concern, including the dissolution of the Company pursuant to Section 13.1 hereof (even though the Company may continue in existence for the purpose of winding up its affairs, paying its debts, and distributing any remaining funds or property to the Equity Owners).

1.28 "Majority Interest" with respect to a matter shall mean one or more Voting Interests of the Members which taken together exceed 50% of the aggregate of all Voting Interests of the Members.

1.29 "Managers" shall mean the managers designated or appointed in accordance with Section 5.2.

1.30 "Member" shall mean each of the Persons who executes a counterpart of this Operating Agreement as a Member, each Person listed on Schedule 4.5, and each of the Persons who may hereafter become a Member.

1.31 "Membership Interest" shall mean a Member's entire interest in the Company including such Member's Economic Interest and Voting Interest, if any.

1.32 "Net Profits" and "Net Losses" shall mean for each taxable year of the Company an amount equal to the Company's net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code with the following adjustments:

(a) Any items of income, gain, loss and deduction allocated to Equity Owners pursuant to Sections 10.2, 10.3 or 10. 15 shall not be taken into account in computing Net Profits or Net Losses;

(b) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be added to such taxable income or loss;

(c) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be subtracted from such taxable income or loss;

(d) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as income or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(e) Gain or loss resulting from any disposition of any Company asset with respect to which income or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(f) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(g) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Section 1.704-1 (b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Ownership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

1.33 "Officers" shall mean the officers designated or appointed in accordance with Article 6.

1.34 "Operating Agreement" shall mean this First Amended and Restated Operating Agreement as originally executed and as amended from time to time.

1.35 "Ownership Interest" shall mean:

(a) in the case of a Member, the Member's Membership Interest; and

(b) in the case of an Economic Interest Owner, the Economic Interest Owner's Economic Interest.

1.36 "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

1.37 "Prime Rate" shall mean a floating interest rate equal to the prime rate published in The Wall Street Journal on the applicable date.

1.38 "Property" shall mean that certain real property described by its legal description as Sections 8 and 17, T10N, R13W, SBB&M, Kern County, California.

1.39 "Proxy" shall mean the appointment of a natural Person over the age of 21 years, as a proxy to vote or otherwise act for a Member with respect to the Member's Voting Interest, which proxy shall be revocable unless the appointment form conspicuously states that is irrevocable, and any such irrevocable proxy shall be irrevocable, regardless of whether it is coupled with an interest, and shall be specifically enforceable.

1.40 "Reserves" shall mean funds set aside or amounts allocated to reserves which shall be maintained in amounts reasonably deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other costs, capital expenditures or expenses incident to the ownership or operation of the Company's business.

1.41 "Sell" shall mean to sell, assign, transfer, exchange, or otherwise transfer for consideration.

1.42 "Sharing Ratio" shall mean the measure of an Equity Owner's Economic Interest, determined by the quotient of such Equity Owners' Units divided by the sum of all of the Equity Owners' Units.

1.43 "Tax Distribution Amount" shall have the meaning set forth in Section 10.4(a).

1.44 "Transfer" shall mean, as a noun, any voluntary or involuntary transfer, assignment, sale, gift, bequest, devise or other disposition and, as a verb, to voluntarily or involuntarily transfer, assign, Sell, Gift, bequest, devise or otherwise dispose of. For purposes of this Operating Agreement: (1) a grant of a Proxy shall not be deemed to be a Transfer; but (2) a change in the trustee of a trust described in Section I 1.2(e) shall be deemed to be a Transfer.

1.45 "Transferring Equity Owner" shall mean any Equity Owner who Transfers all or any portion of his Membership Interest or Economic Interest.

1.46 "Treasury Regulations" shall include proposed, temporary and final regulations promulgated under the Code. Any reference to a specific section of the Treasury Regulations shall be to such section, in effect as of the date of this Operating Agreement, or, if such referenced section is subsequently amended or superseded, to the corresponding section of the Treasury Regulations that so amends or supersedes the referenced section of the Treasury Regulations.

1.47 "Units" of an Equity Owner shall be that number set forth adjacent to the Equity Owner's name in the column entitled Units in Sections 4.2 or 4.4 or on Schedule 4.5.

1.48 "Two Thirds Interest" with respect to a matter shall mean one or more Voting Interests of Members which taken together equal or exceed two thirds of the aggregate of all Voting Interests entitled to vote thereon.

1.49 "Unrecovered Losses" shall have the meaning set forth in Section 10.1.

1.50 "Voting Interest" of a Member shall be (a) the quotient of (i) the Units held by such Member, divided by (ii) the aggregate of Units held by all the Members (b) multiplied by 100.

Article 2 - THE COMPANY

2.1 Formation. On September 30, 2002, James D. Frank organized a Colorado limited liability company by causing articles of organization to be delivered to the Colorado Secretary of State in accordance with and pursuant to the Act.

2.2 Name. The name of the Company is Cactus Precious Metals LLC.

2.3 Places of Business. The Company may locate its places of business, including its principal place of business, at any place or places as the Managers may from time to time deem advisable.

2.4 Registered Agent and Office. The Company's initial registered agent in Colorado and the business address thereof shall be as set forth in the Articles of Organization. The Colorado registered agent and its business address may be changed, in the discretion of the Managers, from time to time, by filing the business address of the new office and/or the name of the new registered agent with the Colorado Secretary of State pursuant to the Act.

2.5 Term. The Company shall continue in existence until its termination in accordance with the provisions of this Operating Agreement or the Act.

2.6 Limitation of Liability. Except as required by the non-waivable provisions of the Act or by this Operating Agreement, no Equity Owner shall be liable for an obligation of the Company solely by reason of being or acting as an Equity Owner.

Article 3 - BUSINESS OF COMPANY

3.1 Permitted Businesses. The purpose of the Company shall be:

(a) To accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets;

(b) To exercise all powers necessary to or reasonably connected with the Company's business which may be legally exercised by limited liability companies under the Act;

(c) To explore and exploit the natural resources located at the Property; and

(d) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

Article 4 - NAMES, ADDRESSES, FACSIMILE NUMBERS, CAPITAL
CONTRIBUTIONS, SHARING RATIOS AND VOTING INTERESTS OF EQUITY
OWNERS

4.1 Class A Members. The names, addresses, facsimile numbers and Capital Contributions to date of the Class A Members are as follows:

		FACSIMILE	CAPITAL
NAME	ADDRESS	NUMBER	CONTRIBUTION
James D. Frank	7773 S Oneida Ct. Centennial, CO 80112	(303) 290-9165	$4,000.00
Robert A. Prescott	2279 Arena Roja Moab, UT 84532	(435) 259-8782	$4,000.00
Charles F. Bauer	565 Powderhorn Dr. Monument, CO 80132	(719) 481-1164	$4,000.00
Gregory A. Hahn	11977 W Aqueduct Dr. Littleton, CO 80127	(303) 904-1077	$4,000.00

4.2 Class A Units. Unless and until adjusted pursuant to the terms of this Operating Agreement, the Units of the Class A Members, shall be as follows:

NAME	UNITS
James D. Frank	25
Robert A. Prescott	25
Charles F. Bauer	25
Gregory A. Hahn	25

4.3 Class B Members. The names, addresses, facsimile numbers and Initial Capital Contributions of the Class B Members are as follows:

		FACSIMILE	INITIAL CAPITAL
NAME	ADDRESS	NUMBER	CONTRIBUTION
Pan American Gold Corporation A Nevada corp.	c/o Suite 1889, _______ 1055 West Georgia St Vancouver, BC V6E 3B3	$90,000.00

4.4 Class B Units. Unless and until adjusted pursuant to the terms of this Operating Agreement, the Units of the Class B Members, shall be as follows:

NAME	UNITS
Pan American Gold Corp.	100
A Nevada corporation

4.5 Class C Members. The names, addresses, facsimile numbers, Initial Capital Contributions, and Units of the Class C Members, if any, shall be as set forth in schedule 4.5 attached hereto and incorporated by reference herein.

Article 5 - RIGHTS AND DUTIES OF MANAGERS

5.1 Management. The business and affairs of the Company shall be managed by the Managers. Unless authorized to do so by the Managers or as expressly set forth in this Operating Agreement, no Member, Equity Owner, attorney-in-fact, employee or other agent or Affiliate of the Company shall have any power or authority to direct the affairs of the Company, bind the Company in any way, pledge its credit or to render it liable pecuniarily for any purpose. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs an properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. Without limiting the generality of the foregoing, except as limited by Section 5.4 of this Operating Agreement, the Managers shall have power and authority without further action of the Members, on behalf of the Company:

(a) To acquire real and/or personal property from any Person, on such terms as the Managers may deem appropriate;

(b) To borrow money for the Company or incur indebtedness for the Company's business from banks or other lending institutions, on such terms as the Managers deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(c) To obligate the Company to indemnify any Manager or Member who shall guarantee any debt of the Company or who shall pledge or hypothecate such Manager or Member's property to secure the debts of the Company;

(d) To purchase liability and other insurance to protect the Company's property and business;

(e) To hold and own any Company real and/or personal properties in the name of the Company;

(f) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(g) To Sell or otherwise dispose of the Company's real or personal property, in whole or in part, on such terms as the Managers shall deem appropriate;

(h) To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; employment agreements; distribution and sales agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; brokerage agreements; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, in the reasonable opinion of the Managers, to the ordinary conduct of the business of the Company;

(i) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(j) To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve;

(k) To do and perform all other acts as may be necessary or appropriate to the ordinary conduct of the Company's business;

(1) To make Distributions which are authorized pursuant to Sections 9.4 or 9.5 of this Operating Agreement; and

(m) To delegate to one or more Managers the powers, rights and authority of the Managers with respect to the Company's powers and the management of the business and affairs of the Company, whether in general or confined to specific instances, provided that such delegation shall be revocable, upon notice to the one or more Mangers to whom the delegated powers, rights and authority are granted, and that such delegation does not alone constitute compliance with applicable standards of conduct by each of the Mangers.

5.2 Number, Tenure and Qualifications. The Company shall initially have two Managers. The initial Managers shall be James D. Frank and Robert A. Prescott. The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members holding a Majority Interest, but 'in no instance shall there be less than one Manager. Each Manager shall hold office until he or she resigns pursuant to Section 5.9, is removed pursuant to Section 5.10, or dies. Managers need not be residents of the State of Colorado. Managers may, but need not be, Members of the Company.

5.3 Manner of Acting. At any time when there is more than one manager, any action permitted to be taken by the Managers shall require an affirmative vote of a majority of the Managers, unless the approval of a greater or smaller number of the Managers is expressly required or permitted by this Operating Agreement.

5.4 Limitation on Authority. The Managers shall not cause or commit the Company to do any of the following unless approved by the affirmative vote of Members holding a Majority Interest:

(a) Sell or otherwise dispose of any Company property, real or personal, tangible or intangible, to any Manager or any Affiliate of a Manager;

(b) lend money to or guaranty or become surety for the obligations of any Person;

(c) Sell or otherwise dispose of all, or substantially all, of the Company's assets (other than in the ordinary course of the Company's business) which is to occur as part of a single transaction or plan; or

(d) file, on behalf of or against the Company, for relief under the federal bankruptcy laws.

5.5 Deadlock. Upon a Deadlock of the Managers, the Managers shall hold a meeting of the Managers at which meeting the Managers shall consider and vote upon the matters to which the Deadlock relates. If, at such meeting, the Managers are unsuccessful in resolving the Deadlock of the Managers, the matter in question shall be submitted to a vote of the Members at a meeting of the Members held for such purpose, which matter shall be deemed passed upon an affirmative vote of Members holding a Majority Interest. If the vote of the Members results in a Deadlock of the Members, a second vote of the Members shall be taken on the matter, at the same meeting of the Members. If such second vote of the Members is unsuccessful in resolving the Deadlock of the Members, the Company shall be dissolved pursuant to Article 13.

5.6 Duty of Care. Managers of the Company shall perform their duties as Managers in good faith, in a manner they reasonably believe to be in the best interests of the Company, and with such care as ordinarily prudent persons in a like position would use under similar circumstances. The Managers do not, in any way, guarantee the return of the Equity Owners' Capital Contributions or a profit for the Equity Owners from the operations of the Company. No Manager shall be liable to the Company or to any Equity Owner for any loss or damage sustained by the Company or any Equity Owner, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, material breach of this Operating Agreement or a wrongful taking by such Manager. No Manager shall be liable to any Equity Owner or the Company with respect to any act performed in good faith or any act which, in good faith, was not performed, provided that such Manager believed the action or failure to take action was necessary or appropriate in connection with the ordinary and proper conduct of the Company's business or the preservation of its property, and consistent with the provisions of this Operating Agreement.

In performing their duties, the Managers shall be entitled to rely, in good faith, on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by Persons and groups reasonably believed to have knowledge, experience or judgment pertaining to a matter in question, but they shall not be considered to be acting in good faith if they have knowledge concerning the matter in question that would cause such reliance to be unwarranted. Those Persons and groups on whose information, opinions, reports, and statements a Manager is entitled to rely include, but are not limited to: (a) one or more employees or other agents of the Company whom the Managers reasonably believe to be reliable and competent in the matters presented and (b) legal counsel, public accountants, or other persons as to matters that the Managers reasonably believe to be within such persons' professional or expert competence.

5.7 Managers, Officers, and Members Have No Exclusive Duty to Company. The Managers shall not be required to manage the Company as their sole and exclusive occupation. The Managers, Officers and any Equity Owner may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company, including those investments, occupations and activities which may be in competition with the activities and interests of the Company, provided that no Manager, Officer or Member may engage in any financial activity or transaction relating to the Property other than in such capacity. Neither the Company nor any Equity Owner shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of any Manager, Officer, or any Equity Owner or to the income or proceeds derived therefrom. Although a business opportunity of the sort engaged in by the Company may come to the attention of one or more of the Managers, Officers or Equity Owners, e Managers, Office and the Equity Owners shall not be under a duty, express or implied, to first offer such opportunity to the Company or to the other Equity Owners before such Managers, Officers or Equity Owner may, personally or on behalf of another entity with which the Manager or Equity Owner is affiliated, take advantage of such opportunity, and the Equity Owners personally and the Company as an Entity, hereby discharge and release the Managers, Officers and other Equity

Owners of and from any duty to the contrary which may be owed by Managers, Officers or Equity Owners, directly or indirectly, from the doctrine generally referred to as the "corporate opportunity doctrine" or any like principle of law applicable to limited liability companies. No Managers, Officers or Equity Owner shall incur any liability to the Company or to any of its Equity Owners as a result of engaging in any other business venture.

5.8 Indemnity of the Managers, Officers, Employees and Other Agents. The Company shall indemnify the Managers for and hold them harmless from any liability, whether civil or criminal, and any loss, damage, or expense, including reasonable attorneys' fees, incurred in connection with the ordinary and proper conduct of the Company's business and the preservation of its business and property, or by reason of the fact that such Person is or was a Manager; provided the Manager to be indemnified acted in good faith and in a manner such Manager believed to be consistent with the provisions of this Operating Agreement; and provided further that with respect to any criminal action or proceeding, the Manager to be indemnified had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that indemnification is not available hereunder. The obligation of the Company to indemnify any Manager hereunder shall be satisfied out of Company assets only, and if the assets of the Company are insufficient to satisfy its obligation to indemnify any Manager, such Manager shall not be entitled to contribution from any Member. The Company may indemnify its officers, employees, and other agents who are not Managers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by the Managers.

5.9 Resignation. Any Manager may resign at any time by giving written notice to any other Manager or, if no other Managers exist, to the Members. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also an Equity Owner shall not affect the Manager's rights as an Equity Owner.

5.10 Removal. A Manager may be removed with or without cause at any time by the affirmative vote of Members holding a Majority Interest. The removal of a Manager who is also an Equity Owner shall not affect the Manager's rights as an Equity Owner and shall not constitute a withdrawal of an Equity Owner.

5.11 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company shall be filled by the Unanimous Consent of Members (determined without regard to the Voting Interest, if any, owned by a Manager who was removed for cause pursuant to the Section 5.10 during the preceding 24-month period). Any Manager's position to be filled by reason of an increase in the number of Managers shall be filled by the Unanimous Consent of Members.

5.12 Compensation, Reimbursement, Organization Expenses.

(a) No Manager shall be entitled to compensation from the Company for services provided to the Company as a Manager. Upon the submission of appropriate documentation each Manager shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by such Manager on behalf of the Company or at the Company's request.

(b) The Company shall make an appropriate election to treat the expenses incurred by the Company in connection with the formation and organization of the Company to be amortized under the 60-month period beginning with the month in which the Company begins business to the extent that such expenses constitute "organizational expenses" of the Company within the meaning of Code Section 709(b)(2).

5.13 Right to Rely on the Managers. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Manager as to:

(a) The identity of any Manager or Equity Owner;

(b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts on behalf of the Company by any Manager or which are in any other manner germane to the affairs of the Company;

(c) The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d) Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Equity Owner.

Article 6 - OFFICERS

6.1 General. Except as provided in this Operating Agreement, the powers and authority of the Managers, or any individual Manager may not be delegated to any other person or entity. The Company shall have as Officers a President, a Vice President of Operations and a Chief Geologist, as well as any other Officers that the Managers may deem necessary in their sole discretion, which Officers shall be appointed by the Managers. The Officers of the Company shall hold their offices for the terms, exercise their authority and perform their duties as shall be determined from time to time by this Operating Agreement and by the Managers. The same Person may hold any two or more offices.

6.2 Term. Each Officer shall hold office from the time of appointment until he or she dies, is removed pursuant to Section 6.3 or resigns pursuant to Section 6.4.

6.3 Removal. Any Officer appointed by the Managers may be removed at any time without cause by the unanimous vote of the Managers or with cause by the affirmative vote of at least two-thirds of the Managers. For purposes of this Section 6.3 the term "cause" shall mean (a) the willful and continued refusal by an Officer to substantially perform duties and responsibilities required of the Officer in this Operating Agreement or by the Managers other than any such refusal based upon the written advice received by the Officer's legal counsel that performance of his or her duties would cause a breach of his or her duties to the Company or be a violation of applicable law or regulation; (b) the willful engagement by an Officer in activities which would result in a material injury to the Company; or (c) the acknowledged or admitted commission by an Officer of acts of fraud, embezzlement, theft or other dishonest acts against the Company or the good faith determination by the Managers that an Officer has committed the foregoing acts. For the purposes hereof, no act or failure or refusal to act on an Officer's part shall be considered "willful" if done, or omitted to be done, by such Officer in good faith and with belief that his or her action or omission was in the best interest of the Company. The removal of an Officer pursuant to this Section 6.3 shall not affect the Officer's status as a Manager, if any, of the Company or his or her rights as an Equity Owner, if any.

6.4 Resignation. Any Officer appointed by the Managers may resign at any time by giving written notice of resignation to any Manager (other than himself or herself, unless he or she is the sole Manager at the time of such resignation, in which case written notice shall be given to the members). Such resignation shall take effect upon the receipt of notice thereof or at such later time as shall be specified in the notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an Officer shall not, unless so expressly stated in the notice of resignation, constitute a resignation by the Officer of his or her position of Manager or a withdrawal of the Officer as an Equity Owner, as the case may be.

6.5 President. Subject to the direction and control of the Managers, the President shall be the chief operating officer of the Company and as such, and subject to the direction and control of the Managers, shall have control over the operations of the business of the Company and shall see that all orders and resolutions of the Managers are carried into effect. Without limiting the generality of the foregoing, the President, without further action of the Managers: (a) may negotiate, enter into, and execute contracts, deeds, and other 'instruments on behalf of the Company as are necessary and appropriate to the conduct of the business and affairs of the Company or as are approved by the Managers, (b) may purchase liability and other insurance to protect the Company's property and business, (c) may invest any Company funds temporarily (by way of example but not limitation) in time deposits, short term governmental obligations, commercial paper, or other investments, (d) to sell or otherwise dispose of the Company's real or personal property, in whole or in part, on such terms as the President shall deem appropriate, provided that the total sales price thereof may not exceed $100,000 without the prior written consent of the Managers, and (e) may employ accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds. The President shall have such additional authority and duties as are appropriate and customary for the office of chief executive officer, except as the same may be expanded or limited by the Managers from time to time.

6.6 Vice-President of Operations. Subject to the direction of the President, the Vice-President of Operations shall manage the design, permitting, construction, operation and reclamation of the mining operations of the Company, and shall assist the President and other Officers with feasibility studies, fund raising and other duties. The Vice-President of Operations may hire employees, and execute contracts, deeds, and other instruments on behalf of the Company as necessary and appropriate to the management of the mining operations of the Company.

6.7 Chief Geologist. Subject to the direction of the President, the Chief Geologist shall manage the exploration for minerals on the mining properties of the Company, and shall evaluate, document and interpret the results of the exploration work undertaken. The Chief Geologist shall assist in establishing and monitoring procedures for mining the mineral deposits identified. The Chief Geologist shall assist the President and other Officers with feasibility studies, permitting, land management, fund-raising and other duties. The Chief Geologist may hire employees, and execute contracts, deeds, and other instruments on behalf of the Company as necessary and appropriate to the management of the exploration work.

6.8 Compensation. Officers shall receive, in addition to any compensation or expense reimbursement received by them as a Manager pursuant to Section 5.12, such compensation for their services as may be authorized or ratified by the Managers.

6.9 Effect of Delegation. Nothing in this Article 6, nor any delegation of a Manager's duties hereunder, shall, by itself, cause any Manager to cease to be a Manager.

Article 7 - RECORDS AND INSPECTION RIGHTS

7.1 Records, Audits and Reports. At the expense of the Company, the Company shall maintain records and accounts of its operations and expenditures. The Company shall keep at its principal place of business the following records:

(a) A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(b) Copies of the Company's currently effective written Operating Agreement and copies of any writings permitted or required with respect to an Equity Owner's obligation to contribute cash, property or services;

(c) A current list of the full name, the last known business, residence, or mailing address and the Ownership Interest of each Equity Owner and the full name and last known business, residence, or mailing address of each Manager, both past and present;

(d) Copies of the Company's federal, state, and local income tax returns and reports, if any, for the four most recent years;

(e) Copies of any financial statements of the Company for the three most recent years;

(f) Minutes of every annual, special meeting and court-ordered meeting and any written consents obtained from Members for actions taken by Members without a meeting.

7.2 Inspection Rights.

(a) Upon reasonable request, each Member shall have the right, during ordinary business hours, at the requesting Member's expense, to:

(i) Inspect and copy the documents maintained by the Company pursuant to Section 7.1(a) through (f);

(ii) Obtain from the Managers from time to time, but not more often than annually, for any purpose reasonably related to the Member's interest as a Member:

(A) True and full information regarding the state of the business and financial condition of the Company and any other information regarding the affairs of the Company; and

(B) Promptly after becoming available, a copy of the Company's federal, state and local income tax returns for each year; and

(iii) Have a formal accounting of the Company affairs whenever circumstances render it just and reasonable.

(b) Upon reasonable request, at the requesting Economic Interest Owner's expense, each Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy the documents maintained by the Company pursuant to Section 7.1(a) through (f) and, subject to the affirmative vote of Members holding a Majority Interest, to:

(i) Obtain from the Managers from time to time, but not more often than annually, for any purpose reasonably related to the Economic Interest Owner's interest as an Economic Interest Owner:

(A) True and full information regarding the state of the business and financial condition of the Company and any other information regarding the affairs of the Company; and

(B) Promptly after becoming available, a copy of the Company's federal, state and local income tax returns for each year; and

(ii) Have a formal accounting of the Company affairs whenever circumstances render it just and reasonable.

Article 8 - MEETINGS OF MEMBERS

8.1 No Required Meetings. The Members may but shall not be required to hold any annual, periodic or other formal meetings. Meetings of the Members may be called by any Manager or by any Member or Members holding at least ten percent of the Voting Interests of the Members.

8.2 Place of Meetings. The Managers or Member(s) calling the meeting may designate any place within the State of Colorado as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the registered office of the Company within the State of Colorado.

8.3 Notice of Meetings. Except as provided in Section 8.4, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or Member(s) calling the meeting, to each Member entitled to vote at such meeting.

8.4 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Colorado, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

8.5 Record Date. For the purpose of determining Members: (a) entitled to notice of or to vote at any meeting of Members or any adjournment thereof; (b) Members entitled to receive payment of any Distribution; or (c) Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such Distribution is adopted, or the date on which determination of Members is made for any other purpose, respectively, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 8.5, such determination shall apply to any adjournment thereof.

8.6 Quorum. Members holding a Two Thirds Interest, represented in person or by Proxy, shall constitute a quorum with respect to a matter to be voted upon at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Voting Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Voting Interests whose absence would cause less than a quorum.

8.7 Manner of Acting.

(a) If a quorum is present with respect to a matter, the affirmative vote of Members holding a Majority Interest shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act or this Operating Agreement.

(b) Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic, as a Manager or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Voting Interest, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

(c) If a Person voting, consenting, waiving, appointing a Proxy, or revoking a Proxy appointment is not a Member, the Managers, if acting in good faith, may accept such vote, consent, waiver, Proxy appointment or Proxy appointment revocation and to give it effect as the act of the Member for whom such Person purports to be acting, if. (i) subject to the provisions of Section 11.3(a), (A) the Person so acting purports to be that of an administrator, personal representative, executor, trustee (other than a trustee in bankruptcy), guardian, or conservator representing the Member and, if the Managers request, evidence of fiduciary status acceptable to the Managers has been presented with respect to the vote, consent, waiver, Proxy appointment or Proxy appointment revocation; (B) the Person so acting purports to be a receiver or trustee in bankruptcy of the Member and, if the Managers request, evidence of this status acceptable to the Managers has been presented with respect to the vote, consent, waiver, Proxy appointment or Proxy appointment revocation; or (C) the Person so acting purports to be a pledgee, beneficial owner or attorney-in-fact of the Member and, if the Managers request, evidence acceptable to the Managers of the Person's authority to so act for the Member has been presented with respect to the vote, consent, waiver, Proxy appointment or Proxy appointment revocation; (ii) the Member is an Entity and the Person so acting purports to be that of an officer or agent of the Entity; (iii) two or more Persons are the Member as co-tenants or fiduciaries and the Person so acting purports to be at least one of the co-tenants or fiduciaries, and appears to be acting on behalf of all the co-tenants or fiduciaries; or (iv) the acceptance of the vote, consent, waiver, Proxy appointment or Proxy appointment revocation is otherwise proper under rules established by the Managers that are not inconsistent with this Operating Agreement.

The Managers may reject a vote, consent, waiver, Proxy appointment or Proxy appointment revocation of a Person if (a) they are acting in good faith, and (b) either (i) the Managers have reasonable basis for doubt about the validity of the authority of the Person so acting to act for the Member, or (ii) the requirements of Section 11.3(a) have not been met.

None of the Company, its Managers, or any agent who accepts or rejects a vote, consent waiver, Proxy appointment or Proxy appointment revocation in good faith and in accordance with the standards of Section 8.7(c) is liable in damages for the consequences of the acceptance or rejection.

8.8 Proxies. At all meetings of Members, a Member may vote in person or by Proxy executed in writing by the Member. Such Proxy shall be filed with the Managers of the Company before or at the time of the meeting.

8.9 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents or approvals describing the action taken and signed by Members holding sufficient Voting Interests to approve such action had such action been properly voted on at a duly called meeting of the Members. Action taken under this Section 8.9 is effective when Members with the requisite Voting Interests have signed the consent or approval, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

8.10 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof 'in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

8.11 Meetings by Telecommunication. Any or all of the Members may participate in a meeting of Members by, or the meeting may be conducted through the use of, any means of communication by which all persons participating in the meeting may hear each other during the meeting. A Member participating in a meeting by this means is deemed to be present in person at the meeting.

Article 9 - CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

9.1 Initial Capital Contributions. Each Class A Member has contributed to the capital of the Company cash or property in such amount as is set forth in the column entitled Capital Contribution in Section 4.1. Each Class B Member shall contribute to the capital of the Company cash or property in such amount as is set forth in the column entitled Initial Capital Contribution in Section 4.3. Each Class C Member shall contribute to the capital of the Company cash or property in such amount as is set forth in the column entitled Initial Capital Contribution on Schedule 4.5. The obligation of a Member to contribute its Initial Capital Contribution under the foregoing two sentences shall be an Enforceable Obligation of such Member. Except for the foregoing, and as set forth in Sections 9.2 and 9.3, no Equity Owner shall be required to make any Capital Contributions.

9.2 Permitted Additional Capital Contributions. To the extent recommended by the Managers and approved by an affirmative vote of Members holding a Two Thirds Interest, the Members may be permitted to make additional Capital Contributions (the "Permitted Additional Capital Contributions"), provided that all of the Members shall have the opportunity (but not the obligation) to participate 'in such Permitted Additional Capital Contribution proportionate to their Sharing Ratios. The Managers shall provide to each of the Members a statement of the terms on which the Permitted Additional Capital Contributions may be made, including the effect of the Permitted Additional Capital Contributions on the Equity Owners' Sharing Patios and Voting Interests (the "Permitted Additional Capital Contribution Notice"). All Permitted Additional Capital Contributions shall be made 'in cash or cash equivalent only. Any Member electing to participate in a Permitted Additional Capital Contribution shall deliver written and executed notice of such election (the "Member Election Notice") to the Company on or before the (late set forth in Permitted Additional Capital Contribution Notice. Upon the delivery by a Member of the Member's written election to participate in a Permitted Additional Capital Contribution, the amount of such contribution shall be an Enforceable Obligation against such Member.

9.3 Mandatory Additional Capital Contributions. No Equity Owner shall be required to make any Capital Contribution, other than that which is an Enforceable Obligation under Sections 9.1 and 9.2.

9.4 Valuation of Contributed Property.

(a) The fair market value and the initial Gross Asset Value of property contributed by a Member as its Initial Capital Contribution shall be the amount set forth in the column entitled "Initial Capital Contribution" in Sections 4.1 or 4.3 or Schedule 4.5, as the case may be.

(b) Other than as described in Section 9.4(a), the fair market value and initial Gross Asset Value of any property other than cash shall be determined as follows:

(i) The value of the property other than cash contributed shall be the fair market value thereof, taking 'into consideration any liabilities to which the property is subject, as determined by the Managers 'in good faith. Upon such a determination by the Managers, the Managers shall give notice thereof to the Members, which determination shall be final, conclusive and binding, unless, within 20 days after the giving of such notice a Member makes demand upon the Company objecting to such determination.

(ii) In the case of an objection to the Managers' determination made pursuant to Section 9.4(b)(i), the value of the property other than cash contributed shall be the fair market value of such item, taking into consideration any liabilities to which the property is subject, as determined by the Company's independent certified public accountants or such other certified public accountants that are acceptable to the Managers and the objecting Member, which determination shall be final, conclusive and binding or, if there be no such certified public accountants or if they refuse or are unable to make such a determination, then the determination of fair market value, taking into consideration any liabilities to which the property is subject, shall be submitted to and settled by binding arbitration under and pursuant to the Colorado Uniform Arbitration Act and the Rules and Regulations of the American Arbitration Association, the decision or award from which shall be final, conclusive and binding and a final judgment may be entered thereon by any court of competent jurisdiction. The cost of such determination by certified public accountants or arbitration shall be borne and paid by the objecting Member, unless the determination of fair market value thereby is 20% less than the fair market value determined by the Managers under Section 9.4(b)(i), in which case such cost shall be home by the Company.

9.5 Capital Accounts.

(a) A separate Capital Account will be maintained for each Equity Owner. Each Equity Owner's Capital Account will be increased by (1) the amount of money contributed by such Equity Owner to the Company; (2) the fair market value of property contributed by such Equity Owner to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Equity Owner of Net Profits; (4) any items 'in the nature of 'income and gain which are specially allocated to the Equity Owner pursuant to Sections 10.2 or 10.3 and (5) allocations to such Equity Owner of income described in Section 705(a)(1)(B) of the Code. Each Equity Owner's Capital Account will be decreased by (1) the amount of money distributed to such Equity Owner by the Company; (2) the fair market value of property distributed to such Equity Owner by the Company (net of liabilities secured by such distributed property that such Equity Owner is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Equity Owner of expenditures described in Section 705(a)(2)(B) of the Code; (4) any items in the nature of deduction and loss that are specially allocated to the Equity Owner pursuant to Sections 10.2 or 10.3 and (5) allocations to such Equity Owner of Net Losses.

(b) In the event of a permitted sale or exchange of an Ownership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Ownership Interest in accordance with Section
1.704-1(b)(2)(iv) of the Treasury Regulations.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section 9.5 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Company's accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 9.5 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 9.5, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Equity Owners.

(d) Upon Liquidation of the Company, liquidating distributions will in all cases be made in accordance with the positive Capital Account balances of the Equity Owners, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the Liquidation occurs by the end of such taxable year (or, if later, within 90 days after the date of Liquidation). The Company may offset damages for breach of this Operating Agreement by an Equity Owner whose interest is liquidated (either upon the withdrawal of the Equity Owner or the Liquidation of the Company) against the amount otherwise distributable to such Equity Owner. Except as otherwise required in the Act (and subject to Sections 9.1, 9.2 and 9.3), no Equity Owner shall have any liability to restore all or any portion of a deficit balance in such Equity Owner's Capital Account.

(e) For purposes of this Section 9.5, each Equity Owner's Deficit Capital Account, if any, shall be adjusted as follows:

(i) credit to such Deficit Capital Account any amount which such Equity Owner is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined 'in accordance with Section 1.704-2(d) of the Treasury Regulations) and 'in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and

(ii) debit to such Deficit Capital Account the items described in Sections
1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

9.6 Remedies for Non-Payment of Enforceable Obligations. Upon a failure of any Equity Owner (the "Defaulting Equity Owner"), to make full and timely payment to the Company of an Enforceable Obligation, the Defaulting Equity Owner, if it is a Member, shall become, upon the date of such failure, instead, an Economic Interest Owner with no night to participate in the Management of the Company, and, the Managers shall promptly give notice to the Defaulting Equity Owner of- (a) the failure and (b) that, if the Defaulting Equity Owner is a Member, it has so become an Economic Interest Owner.

Article 10 - ALLOCATIONS, INCOME TAX, DISTRIBUTIONS,
ELECTIONS AND REPORTS

10.1 Allocations of Profits and Losses from Operations. The Net Profits and Net Losses of the Company for each Fiscal Year shall be allocated as follows:

(a) Except as provided in Section 10.2, Net Losses shall be allocated as follows:

(i) First, to each Equity Owner whose Adjusted Capital Contribution is greater than zero, until the total amount of Net Losses allocated to each such Equity Owner pursuant to this Section 10.1(a)(i) is equal to the total amount of each such Equity Owner's Adjusted Capital Contribution. Net Losses allocated pursuant to this Section 10.1(a)(i) shall be allocated to the Equity Owners in proportion to their respective Adjusted Capital Contributions.

(ii) Second, to the Equity Owners in proportion to their relative Sharing Ratios.

(b) Except as provided in Section 10.2, Net Profits shall be allocated to the Equity Owners as follows:

(i) First, to each Equity Owner which previously has been allocated Net Losses pursuant to Section 10.1(a) which have not been fully offset by allocations of Net Profits pursuant to this Section 10.1(b)(i) ("Unrecovered Losses") until the total amount of Net Profits allocated to each such Equity Owner pursuant to this Section 10.1(b)(i) is equal to the total amount of Net Losses which have been allocated to such Equity Owner pursuant to Section 10.1(a). Net Profits allocated pursuant to this Section 10.1(b)(i) shall be allocated to the Equity Owners in proportion to the respective Unrecovered Losses;

(ii) Second, to each Equity Owner an amount equal to the total amount distributed to such Equity Owner pursuant to Section 10.5(a) proportionate with the total amount distributed to the Equity Owners pursuant to Section 10.5(a);

(iii) Third, to each Class A Member an amount equal to the total amount distributed to such Class A Member pursuant to Section 10.5(b)(ii) proportionate with the total amount distributed to the Class A Members pursuant to Section 10.5(b)(ii).

(iv) Fourth, to the Equity Owners in proportion to their Sharing Ratio.

10.2 Special Allocations to Capital Accounts. The allocations of Net Profits and Net Losses of the Company made pursuant to Section 10.1 shall be subject to the following special allocations:

(a) In the event any Equity Owner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Equity Owner, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Equity Owner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 10.2(a) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(b) In the event any Equity Owner would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Equity Owner is obligated to restore to the Company under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations and such Equity Owner's share of minimum gain as defined in Section 1.704-2(g)(1) of the Treasury Regulations (which is also treated as an obligation to restore in accordance with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations), the Capital Account of such Equity Owner shall be specially credited with items of Company income (including gross income) and gain in the amount of such excess as quickly as possible.

(c) Notwithstanding any other provision of this Section 10.2, if there is a net decrease in the Company's minimum gain as defined in Section 1.704-2(b) of the Treasury Regulations during a taxable year of the Company, then, the Capital Accounts of each Equity Owner shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Equity Owner's share of the net decrease in Company minimum gain. This Section 10.2(c) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Equity Owners and it is not expected that the Company will have sufficient other income to correct that distortion, the Managers may in their discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Section 1.7042(f)(4) of the Treasury Regulations.

(d) Notwithstanding any other provision of this Section 10.2, except Section 10.2(c), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain, as defined in Section 1.704-2(i)(2) of the Treasury Regulations, attributable to a Partner Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt (determined 'in accordance with Section 1.704-2(i)(5) of the Treasury Regulations) as of the beginning of the year shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to such Member's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt. A Member's share of the net decrease in Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations; provided that a Member shall not be subject to this provision to the extent that an exception is provided by Section 1.704-2(i)(4) of the Treasury Regulations and any Revenue Rulings issued with respect thereto. Any Partner Nonrecourse Debt Minimum Gain allocated pursuant to this provision shall consist of flat, gains recognized from the disposition of Company property subject to the Partner Nonrecourse Debt, and, second, if necessary, a pro rata portion of the Company's other items of income or gain for that year. This Section 10.2(d) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(e) Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Equity Owners' Capital Accounts in accordance with said Section 1.704-2(i) of the Treasury Regulations.

(f) Beginning in the first taxable year in which there are allocations of nonrecourse deductions" (as described in Section 1.704-2(b) of the Treasury Regulations), such deductions shall be allocated to the Equity Owners in the same manner as Net Losses are allocated for such period.

10.3 Application of Credits and Charges. Any credit or charge to the Capital Accounts of the Equity Owners pursuant to Section 10.2 hereof shall be taken into account in computing subsequent allocations of Net Profits and Net Losses pursuant to Section 10.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 10.1 and 10.2 hereof shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Equity Owner pursuant to the provisions of this Article 10 if the special allocations required by Section 10.2 hereof had not occurred.

10.4 Mandatory Distributions. Except as set forth in this Section 10.4, no Distributions shall be required to be made. The following Mandatory Distributions shall be made

(a) With respect to any year that the Company is taxed as a partnership under Section 7701 of the Code and that the Company has taxable income, a Distribution of cash to the existing Equity Owners, in proportion to their relative Sharing Ratios, in an amount equal to the Tax Distribution Amount, as such term is defined hereafter, shall be made. The Tax Distribution Amount with respect to a particular taxable year of the Company shall equal the Company's Partnership Income for that year multiplied by the percentage equal to the sum of (i) the then current highest individual federal income tax rate and (ii) the difference of (A) the then current highest individual Colorado income tax rate and (B) the product of the then current highest individual federal income tax rate and the then current highest Colorado income tax rate. The Tax Distribution Amount expressed as a formula shall be: X + [Y-(X x Y)], where "X" represents the current highest income tax rate and "Y" represents the then current highest Colorado income tax rate. The Company shall distribute the Tax Distribution Amount on or before the tenth day following the last day of taxable year for which the Company was taxed as a partnership.

(b) A distribution of $15,000.00 to each Class A Members ( the "Preferred Amounts")

(c) Distributions resulting from a Liquidation of the Company, to which the provisions of Section 9.5(d) shall apply.

(d) Distributions of Distributable Cash, if approved by the Managers.

10.5 Method of Distribution. All Distributions described in Section 10.4, except Distributions resulting from Liquidation, shall be made to the Equity Owners as follows:

(a) First, the Tax Distribution Amount shall be distributed to the Equity Owners;

(b) Second, Distributions described in Section 10.4, other than the Tax Distribution Amount and Distributions resulting from Liquidation, shall be made to the Equity Owners as follows:

(i) First, to each Equity Owner whose Adjusted Capital Contribution is greater than zero, proportionate with their Adjusted Capital Contributions, until the amount of their respective Adjusted Capital Contributions equals zero;

(ii) Second, to each Class A Member, the Preferred Amount shall be distributed; and

(iii) Third, to the Equity Owners 'in proportion to their Sharing Ratios.

10.6 Limitation Upon Distributions. An Equity Owner may not receive a Distribution to the extent that, after giving effect to the Distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interest, would exceed the fair market value of the Company. Other than Distributions described in Section 10.4, no Distributions may be made.

10.7 Distributions In Kind. The Managers may not compel any Equity Owner, except in the case of a Distribution to the Equity Owners in proportion to their Sharing Ratios, to accept a Distribution in property other than cash, except upon Liquidation.

10.8 Accounting Principles. The profits and losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the accrual of accounting. It is intended that the Company will elect those accounting methods which provide the Company with the greatest tax benefits.

10.9 Interest On and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

10.10 Loans to Company. Nothing in this Operating Agreement shall prevent any Equity Owner from making secured or unsecured loans to the Company by agreement with the Company nor require that any Equity Owner make secured or unsecured loans to the Company.

10.11 Accounting Period. The Company's accounting period shall be the Fiscal Year.

10.12 Priority and Return of Capital. Except as expressly provided in this Article 10, no Equity Owner shall have priority over any other Equity Owner, either as to the return of Capital Contributions or as to Net Profits, Net Losses or Distributions; provided that this Section 10.12 shall not apply to loans (as distinguished from Capital Contributions) which an Equity

Owner has made to the Company.

10.13 Returns and other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction 'in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Equity Owners within a reasonable time after the end of the Company's Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers in their sole discretion.

10.14 Tax Matters Partner. James D. Frank, so long as he is a Member, is hereby designated the Tax Matters Partner ("TMP") as defined in Section 623l(a)(7) of the Code. The TMP and the other Members shall use their best efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including any Treasury Regulations promulgated thereunder), and in doing so shall incur no liability to any other Member.

10.15 Certain Allocations for Income Tax (But Not Book Capital Account) Purposes.

(a) In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-3 of the Treasury Regulations, if a Member contributes property with a initial Gross Asset Value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes (and not for Capital Account purposes), be allocated among the Equity Owners so as to take account of any variation between the adjusted basis of such property to the Company and its Gross Asset Value at the time of contribution pursuant to the traditional method under Section 1.704-3(b) of the Treasury Regulations, the traditional method with curative allocations under Section 1.704-3(c) of the Treasury Regulations, the remedial allocation method under Section 1.704-3(d) of the Treasury Regulations, or such other method determined by the Managers on a property-by-property basis to be reasonable in appropriate circumstances.

(b) Pursuant to Section 704(c)(1)(B) of the Code, if any contributed property is distributed by the Company other than to the Equity Owner who had contributed such property within seven years of the contribution, then, except as provided in Section 704(c)(2) of the Code, the contributing Equity Owner shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Equity Owner under Section 704(c)(1)(A) of the Code if the property had been sold at its fair market value at the time of the Distribution.

(c) In the case of any Distribution by the Company to an Equity Owner, such Equity Owner shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain in an amount equal to the lesser of:

(1) the excess (if any) of (A) the fair market value of the property

(other than money) received in the Distribution over (B) the adjusted basis of such Equity Owner's Ownership Interest immediately before the Distribution reduced (but not below zero) by the amount of money received in the Distribution, or

(2) the Net Precontribution Gain (as defined in Section 737(b) of the Code) of the Equity Owner. The Net Precontribution Gain means tile net gain (if any) which would have been recognized by the distributes Equity Owner under Section 704(c)(1)(B) of the Code if all property which (1) had been contributed to the Company within seven years of the Distribution, and (2) is held by the Company immediately before the Distribution, had been distributed by the Company to another Equity Owner. If any portion of the property distributed consists of property which had been contributed by the distributes Equity Owner to the Company, then such property shall not be taken into account under this Section 10.15(c) and shall not be taken into account in determining the amount of the Net Precontribution Gain. If the property distributed consists of an interest in an Entity, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the property contributed to such Entity after such interest had been contributed to the Company.

(d) All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Equity Owners to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Equity Owner is allocated any gain from the sale or other disposition of such property.

Article 11 - TRANSFERABILITY

11.1 Restriction on Transfers. Except as otherwise permitted by this Article 11, no Equity Owner shall Transfer all or any portion of his Ownership Interest.

11.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 11.3, an Equity Owner may at any time Transfer its Ownership Interest as follows:

(a) any Economic Interest Owner may Transfer its Economic Interest to any Equity Owner or to Pan American Gold Corporation, a Nevada corporation;

(b) any Member may Transfer its Membership Interest to any Member or to Pan American Gold Corporation, a Nevada corporation;

(c) any Equity Owner may Transfer its Ownership Interest to an administrator, personal representative, executor, receiver, trustee involuntarily by operation of law, Family member, or trustee of a trust in which the Equity Owner or any one or more members of its Family retains the entire beneficial interest; provided however, that (i) any such administrator, personal representative, executor, trustee or Family member shall not be entitled to any Voting Interest by reason of such Transfer, except if the Managers, in their sole and absolute discretion, accept a vote of such Voting Interest pursuant to Section 8.7(c), and (ii) any Transfer by such administrator, personal representative, executor, receiver, trustee or Family member shall be subject to all of the limitations upon Transfers of Ownership Interests arising or provided under Sections 11.3 and 11.6 of this Operating Agreement;

(d) any Equity Owner may Transfer its interest as collateral to a secured party under a grant of a security interest in an Ownership Interest, provided that the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Operating Agreement, including without limitation: (i) acknowledgment and agreement by the transferee that it shall have no Voting Interest, except if the Managers, in their sole and absolute discretion accept a vote of such Voting Interest pursuant to Section 8.7(c); and (ii) acknowledgment and agreement by the transferee that the provisions of Article 11.3 shall apply to any subsequent Transfer, including a Transfer under the rights of sale accorded to the transferee as secured party; or

(e) any Equity Owner may Gift all or any portion of its Ownership Interest to any trust, so long as the Equity Owner is the sole trustee of such trust;

(Each of the Transfers described in this Section 11.2 shall be referred to in this Operating Agreement as a "Permitted Transfer").

11.3 Conditions to and Restrictions on Permitted Transfers.

(a) Each of the Permitted Transfers set forth in Section 11.2 shall be subject to the following conditions:

(i) The Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to the Managers.

(ii) The transferor and transferee shall execute such certificates or other documents and perform such other acts as may be reasonably requested by the Managers from time to time in connection with a Permitted Transfer.

(iii) The transferee shall attorn to and ratify this Operating Agreement;

(iv) Unless waived by the Managers, the transferor or the transferee shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Managers, to the effect that such Transfer is exempt from all applicable securities registration requirements and that such Permitted Transfer will not violate any applicable laws regulating the Transfer of securities.

(v) No Transfer of an Ownership Interest that causes the Company to terminate under Section 708(b)(1)(B) of the Code shall be permitted, unless such Transfer is approved by the affirmative vote of Members holding a Majority Interest determined without regard to any Voting Interest held by the transferor, if any.

(vi) Unless waived by the Managers, the transferor and transferee shall furnish to the Company an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the Managers, that the Transfer will not cause the Company to terminate for federal income tax purposes and that such Transfer will not cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code (generally referred to as the "tax exempt entity leasing rules") or similar rules to apply to the Company, property of the Company, or the Equity Owners.

(b) Each of the Permitted Transfers set forth in Section 11.2 shall be subject to the following restrictions:

(i) The transferor and transferee shall reimburse and indemnify the Company and the remaining Equity Owners against any and all loss, damage, or expense arising directly or indirectly as a result of or in connection with any such Permitted Transfer.

(ii) The transferor or transferee shall furnish the Company with the transferee's taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.

(iii) No Transfer of any Ownership Interest in the Company shall be effective unless and until written notice (including the name and address of the proposed transferee or donee and the date of such Transfer) has been provided to the Company and the non-transferring Members.

(iv) Notwithstanding anything contained herein to the contrary (including, without limitation, Sections 11.2 and 11.3, hereof), if the Members do not approve a proposed Transfer of a transferring Member's Membership Interest by the affirmative vote of Members holding a Two Thirds Interest, as determined without regard to the Voting Interest of the Transferring Equity Owner, if any, then the transferee shall have no night to participate in the management of the business and affairs of the Company or to become a Member.

11.4 Effective Date. Any Transfer of an Ownership Interest in compliance with this Article 11 shall be deemed effective as of the later of (a) the date agreed upon by the transferor and transferee or (b) the date on which the transferor and transferee comply with all of the conditions set forth in Sections 11.3.

11.5 Effect of Transfers Not In Compliance with Agreement.

(a) In the event of a Transfer not in compliance with this Operating Agreement, the transferee shall be merely an Economic Interest Owner.

(b) The Transferring Equity Owner shall indemnify the Company and the remaining Equity Owners against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any Transfer or purported Transfer in violation of this Article 11.

(c) The Company shall not be required to make any Distribution otherwise provided for in this Operating Agreement with respect to any transferred Ownership Interest until the requirements of this Article I 1 are met. The Company shall have the night to withhold payment of any Distribution otherwise payable on account of the interest conveyed until the amount, if any, of any damages, costs, or losses (including without limitation attorneys' fees) incurred by the Company or its Equity Owners as a result of or 'in connection with the Transfer has been determined by the Company and paid by the transferee and may apply such amount withheld toward any debt, liability or obligation owed to the Company or the other Members.

Article 12 - ADDITIONAL MEMBERS

12.1 Admission of Additional Members. Additional Members may be admitted to the Company, provided that they execute a copy of this Operating Agreement, as follows:

(a) upon a Permitted Transfer of a Membership Interest, so long as it is approved pursuant to Section 11.3(b)(iv); or

(b) upon the affirmative vote of Members holding a Two Thirds Interest, by the issuance by the Company of a Membership Interest for such cash consideration and upon such terms ('including issuance of voting rights and Economic Interests) as determined by the affirmative vote of Members holding a Two Thirds Interest.

12.2 Effect of Admission of a New Member. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. In accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder, the Managers may, at their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Equity Owner for that portion of the Company's tax year during which such Equity Owner was an Equity Owner.

12.3 Creation of New Classes. By executing this Operating Agreement, the Members hereby consent to the creation of new classes of Membership Interests, assigning to such new classes those rights, privileges, duties and obligations determined by the Managers in their sole discretion.

Article 13 - DISSOLUTION AND TERMINATION

13.1 Dissolution.

(a) The Company shall be dissolved only upon the occurrence of any of the following events:

(i) by the unanimous written agreement of all Members;

(ii) upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of the final Member of the Company, unless the remaining Economic Interest Owners holding a Two-Thirds Interest affirmatively vote to continue the Company's business. For purposes of the foregoing sentence, each Economic Interest Owner shall have a Voting Interest equal to its Sharing Ratio multiplied by 100. If the Economic Interest Owners holding a Two-Thirds Interest so vote to continue the Company's business, each Economic Interest Owner may elect to become a Member by delivering written notice thereof to the other Economic Interest Owners, in which case, the Voting Interest of each electing Economic Interest Owner shall be its Sharing Ratio multiplied by 100; provided, however, that if no Economic Interest Owners elect to become Members, the Company shall be dissolved; or

(iii) upon an unresolved Deadlock under Section 5.6.

The Company shall not be dissolved upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of an Equity Owner, except as set forth above.

(b) As soon as possible following the occurrence of any of the events specified in Section 13.1(a) effecting the dissolution of the Company, the Managers shall file a statement of intent to dissolve in such form as shall be prescribed by the Colorado Secretary of State with the Colorado Secretary of State's office.

13.2 Effect of Filing of Dissolving Statement. Upon the filing with the Colorado Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

13.3 Winding Up and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Managers shall:

(i) Sell or otherwise reduce to cash all of the Company's assets as promptly as practicable (except to the extent the Managers may determine to distribute any assets to the Equity Owners in kind),

(ii) Allocate any Net Profit or Net Loss resulting from such sales to the Equity Owners' Capital Accounts in accordance with Article 10 hereof,

(iii) Discharge all liabilities of the Company, including liabilities to Equity Owners who are also creditors, to the extent otherwise permitted by law, other than liabilities to Equity Owners for Distributions and the return of capital, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Equity Owners, the amounts of such reserves shall be deemed to be an expense of the Company),

(iv) Distribute the remaining assets in the following manner:

(A) First, if any assets of the Company are to be distributed in kind, the fair market value of such assets as of the date of dissolution shall be determined in the same manner set forth in Section 9.4(b). Such assets shall, for all purposes, including the determination of Company income and gain, be deemed to have been sold as of the date of dissolution for their fair market value. The Capital Accounts of the Equity Owners shall be adjusted pursuant to the provisions of Section 9.5 and Article 10 to reflect such deemed sale.

(B) Second, to the Equity Owners 'in accordance with the positive balance (if any) of each Equity Owner's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the Liquidation occurs) shall be distributed to the Equity Owners, either in cash or in kind, as determined by the Managers, with any assets distributed in kind being valued for this purpose at their fair market value as determined in Section 13.3(b)(iv)(A). Any such Distributions to the Equity Owners in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

(c) Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Equity Owner has a Deficit Capital Account (after giving effect to all contributions, Distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Equity Owner shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital

Account shall not be considered a debt owed by such Equity Owner to the Company or to any other Person for any purpose whatsoever.

(d) Upon completion of the winding up and distribution of the assets, the Company shall be deemed terminated.

(e) Subject to the provisions of this Article 13, the Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

13.4 Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Equity Owners, articles of dissolution in the form required by the Act shall be delivered to the Colorado Secretary of State. Upon the filing of the articles of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Manager shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

Article 14 - MISCELLANEOUS PROVISIONS

14.1 Offset and Security Interest. The Company may offset any amount owing by an Equity Owner to the Company (including damages for breach of this Operating Agreement), against any amount otherwise distributable to or on account of such Equity Owner, including, without limitation, Distributions on account of Liquidation or upon liquidation of the interest of an Equity Owner. As security for performance by the Equity Owners of all Enforceable Obligations of each Equity Owner and all other debts, liabilities and obligations of each Equity Owner to the Company, each Equity Owner hereby grants to the Company a security interest in the Equity Owner's Ownership Interest, and the Company shall have all the rights of a secured party under Article 9 of the Colorado Uniform Commercial Code. Contemporaneously with the execution of this Operating Agreement, or at such other time or times as requested by the Managers, each Equity Owner shall execute a UCC-1 Financing Statement evidencing such security interest.

14.2 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served and effective (a) immediately for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or (b) upon transmission by facsimile transmission on a machine capable of verifying receipt, if receipt is so verified, or (c) effective two business days after it is deposited in a regularly maintained depository of the United States Postal Service, if sent by registered or certified mail, return receipt requested, postage and charges prepaid, or (d) on the next business day if sent by overnight delivery courier service (including but not limited to, Federal Express), if addressed or sent to the Equity Owner's and/or Company's address and/or facsimile number, as appropriate, which is set forth in this

Operating Agreement, or to such other address or facsimile number of an Equity Owner of which notice has been given to the other Equity Owners and the Company in the manner set forth above.

14.3 Application of Colorado Law. This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by the internal laws of the State of Colorado, without respect to principles of conflicts of law, and specifically, the Act.

14.4 Arbitration. Except as set forth otherwise herein, any and all disputes arising out of this Operating Agreement will be determined by submission to binding arbitration, which arbitration shall be conducted in Denver, Colorado, pursuant to the Rules of Arbitration of the American Arbitration Association, the jurisdiction to which all parties hereto, as well as their successors, assigns and transferees, hereby consent.

14.5 Waiver of Action for Partition. Each Equity Owner irrevocably waives during the ten-n of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

14.6 Amendments. Amendments may be made to this Operating Agreement from time to time by the Managers as they shall determine necessary for purposes of continuing to qualify the Company as a limited liability company under the laws of the State of Colorado, to qualify the Company as a partnership, as opposed to an association taxable as a corporation, for purposes of federal, state and local income tax law, and to effectuate the admission of additional Members pursuant to Section 12.1. In all other respects, amendments to this Operating Agreement shall be made upon the affirmative vote of Members holding a Majority Interest.

14.7 Conversion to Corporation.

(a) The Members hereby acknowledge that a conversion of the Company to a corporation may be desirable and hereby consent to such a conversion at such time as determined by the Managers and under such terms and conditions as determined by the Managers in their sole discretion, provided that, as a result of such conversion, each then existing Class A Member, Class B Member and Class C Member shall receive voting common shares of the stock of the corporation in proportion to the Units of the Class A Members, Class B Members and Class C Members, respectively, immediately prior to the conversion, and the relative economic interests and night to participate in the management of the corporation held by the shareholders of the corporation after the conversion shall be substantially similar as that of the Members immediately prior to the conversion.

(b) Upon the determination that the Company shall be converted into a corporation, the Managers shall deliver to each Member a statement of the terms on which the conversion shall be made, including the effect of the conversion on each Members' economic interest and right to participate in the management of the Company (the "Conversion Notice").

(i) In the case of an objection made within to the Managers' determination that the Members' relative economic interests and right to participate in the management of the corporation after the conversion are substantially similar to that of the Members immediately prior to the conversion, the objecting Member or Members shall deliver by certified mail or personal delivery notice of such objection (the "Objection Notice") to the Managers no later than ten days following the receipt of the Conversion Notice by the objecting Member or Members.

(ii) Upon receipt of the Objection Notice, the Managers shall provide for a review of the terms of the conversion by independent legal counsel or such other legal counsel that is acceptable to the Managers and the objecting Member or Members. If it is determined by such legal counsel that the Members' relative economic interests and right to participate in the management of the corporation after the conversion are substantially similar to that of the Members immediately prior to the conversion, the legal counsel shall revise the terms of the conversion so that the Members' relative economic interests and right to participate in the management of the corporation after the conversion are substantially similar to that of the Members immediately prior to the conversion, which revision shall be final, conclusive and binding. If there be no such legal counsel or if the legal counsel refuses or is unable to make such a revision, then the revision to the terms of the conversion shall be submitted to and settled by a private bench trial through the Judicial Arbiter Group of Denver, Colorado ("JAG") or to its successor or similar private judicial group agreed to by the parties should JAG no longer be in existence, the decision or award from which shall be final, conclusive and binding and a final judgment may be entered thereon by any court of competent jurisdiction. The judge in such private bench trial shall be selected by JAG, or the successor private bench trial group, on the basis of his or her expertise in the subject matter of the dispute. The private bench trial shall take place in Denver, Colorado. The cost of such determination by legal counsel or private bench trial shall be borne and paid by the objecting Member or Members, unless otherwise allocated among the objecting Member(s) and the Company by such legal counsel or arbitration panel.

14.8 Execution of Additional Instruments. Each Equity Owner and transferee of an Ownership Interest hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, amendments to this Operating Agreement permitted pursuant to the first sentence of Section 14.6 and other instruments necessary to comply with any laws, rules or regulations and the terms of this Operating Agreement provided that if the Equity Owner or transferee fails or refuses to so execute, the Equity Owner or transferee hereby grants to the Managers an irrevocable power-of-attorney for the purposes of so executing, which power-of-attorney may be exercised upon the failure of refusal to so execute.

14.9 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

14.10 Effect of Inconsistencies with the Act. The Members and the Company hereby agree that the duties and obligations imposed on the Members of the Company as such shall be those set forth in this Operating Agreement, which is intended to govern the relationship among the Company and the Equity Owners, notwithstanding any provision of the law to the contrary. In the event the Act is subsequently amended or interpreted in such a way to make valid any provision of this Operating Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. If any provision of this Operating Agreement or the application thereof to any Person or circumstance shall be 'invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application there of shall not be affected and shall be enforceable to the fullest extent permitted by law. Without limiting the generality of the foregoing sentence, to the extent any provision of this Operating Agreement is prohibited or ineffective under the Act or common law, this Operating Agreement shall be considered amended to the smallest degree possible in order to make the Operating Agreement effective under the Act or common law.

14.11 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

14.12 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

14.13 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one night or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.14 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and shall be binding upon and, to the extent permitted by this Operating Agreement, inure to the benefit of their respective heirs, legal representatives, successors and assigns.

14.15 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company, except as provided in Section 5.14 or the Act.

14.16 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14.17 Rule Against Perpetuities. The parties hereto intend that the Rule Against Perpetuities (and any similar rule of law) not be applicable to any provisions of this Operating Agreement. However, notwithstanding anything to the contrary in this Operating Agreement, if any provision in this Operating Agreement would be invalid or unenforceable because of the Rule Against Perpetuities or any similar rule of law but for this Section 14.17, the parties hereto hereby agree that any future interest which is created pursuant to said provision shall cease if it is not vested within twenty-one years after the death of the survivor of the group composed of the natural persons who are currently Members and their issue who are living on the date of this Operating Agreement and their issue, if any, who are living on the effective date of this Operating Agreement.

14.18 Investment Representations. The undersigned Members, if any, understand (1) that the Ownership Interests evidenced by this Operating Agreement have not been registered under the Securities Act of 1933, the Colorado Securities Act or any other state securities laws (the "Securities Acts") because the Company is issuing these Ownership Interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering, (2) that the Company has relied upon the fact that the Ownership Interests are to be held by each Equity Owner for investment, and (3) that exemption from registrations under the Securities Acts would not be available if the Ownership Interests were acquired by a Member with a view to distribution.

Accordingly, each Member hereby confirms to the Company that such Member is acquiring the Ownership Interests for such own Member's account, for investment and not with a view to the resale or distribution thereof Each Member agrees not to transfer, Sell or offer for sale any of portion of the Ownership Interests unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state securities laws or unless the holder of Ownership Interests delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under such Act and applicable state securities laws is not required in connection with such transfer, offer or sale. Each Member understands that the Company is under no obligation to register the Ownership Interests or to assist such Member in complying with any exemption from registration under the Securities Acts if such Member should at a later date, wish to dispose of the Ownership Interest. Furthermore, each Member realizes that the Ownership Interests are unlikely to qualify for disposition under Rule 144 of the Securities and Exchange Commission unless such Member is not an "affiliate" of the Company and the Ownership Interest has been beneficially owned and fully paid for by such Member for at least two years.

Each Member, prior to acquiring an Ownership Interest, has made an investigation of the Company and its business, and the Company has made available to each such Member all information with respect thereto which such Member needed to make an informed decision to acquire the Ownership Interest. Each Member considers himself, herself or itself to be a Person possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of such Member's investment in the Ownership Interest.

Each Member who is a resident of a country other than the United States hereby represents and warrants to the Company and the other Members that the offer and sale of Ownership Interests by the Company to such Member does not conflict with or constitute a violation of any law or regulation of such country and does not require any additional action on the part of the Company, and such Member agrees to indemnify, defend and hold harmless the Company and the other Members from any liability, whether civil or criminal, and any loss, damage, or expense, including reasonable attorneys' fees resulting from a breach of such representation and warranty.

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CERTIFICATE

The undersigned hereby agrees, acknowledge and certify that the foregoing Operating Agreement, consisting of 42 pages, excluding the attached Signature Pages and Schedules, constitutes the Operating Agreement of Cactus Precious Metals LLC adopted by the Members of the Company and by the Company as of November_26_2003.

CLASS A MEMBERS:

______________________________
James D. Frank

______________________________
Robert A. Prescott

______________________________
Charles F. Bauer

______________________________
Gregory A. Hahn

CLASS B MEMBERS:

Pan American Gold Corp.
By: /s/ J. Graham Douglas
J. Graham Douglas, Director and President

THE COMPANY:

_____________________________
James D. Frank, Manager

_____________________________
Robert A. Prescott, Manager

CLASS C MEMBERS
SIGNATURE PAGE

Date: ________________________
_____________________________
Name: _______________________

Date: ________________________
_____________________________
Name: _______________________

Date: ________________________
_____________________________
Name: _______________________

Date: ________________________
_____________________________
Name: _______________________

Date: ________________________
_____________________________
Name: _______________________

SCHEDULE 4.5
Class C Members

NAME	ADDRESS	FACSIMILE NUMBER	INITIAL CAPITAL CONTRIBUTION	UNITS